EXHIBIT 10.4

Amendment to Offer Letter

The offer letter dated September 25, 2007, that was entered into by and between you and Advanced Medical Optics, Inc., a Delaware corporation (the “Company”), is hereby amended effective as of the latest date signed below. This Amendment shall be appended to and become a part of the offer letter.

The parties agree that the offer letter is hereby amended as follows:

1. Effective January 1, 2009, the following new paragraph shall be added to the end of the section labeled “Executive Severance Agreement”:

Notwithstanding any contrary provision of this offer letter, if and to the extent any portion of any payment compensation or other benefit provided you in connection with your termination is determined to constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code (the “Code”) Section 409A and you are a specified employee as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company (or a successor) in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after your separation from service as determined under Section 409A (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this offer letter. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this offer letter are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

2. Effective July 1, 2009, if you are determined to be a “covered employee” under Code Section 162(m) for the applicable period, the first paragraph of the section labeled “Executive Severance Agreement” shall be amended to read as follows. If you are not determined to be a “covered employee” the original provisions of the offer letter shall apply.

Executive Severance Agreement. In the event you are terminated for anything other than “cause” you will receive a severance payment equal to twelve months of base pay, a prorated management bonus (based on actual corporate performance for the plan year of termination, pro-rated for completed months of employment in the plan year, divided by 12) and twelve months of health care benefit continuation. For this purpose, “cause” shall be limited to only three types of events:

(1) Willful refusal to comply with a lawful, written instruction by the CEO or Board of Directors so long as the instruction is consistent with the scope and responsibilities of your position prior to termination;

(2) Dishonesty which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or

(3) Conviction of any felony involving an act of moral turpitude.

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IN WITNESS HEREOF, the parties hereto have caused this Amendment to be duly executed.

ADVANCED MEDICAL OPTICS, INC.		MICHAEL J. LAMBERT

By:	/s/ JAMES V. MAZZO	By:	/s/ MICHAEL J. LAMBERT
James V. Mazzo
Chairman and Chief Executive Officer

Date:	August 4, 2008	Date:	August 4, 2008